Exhibit 23

Consent of Independent Registered Public Accounting Firm

Foot Locker 401(k) Plan Administrator:

We consent to the incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425, 333-33120, 333-41056, 333-41058, 333-74688, 333-99829, 333-111222, 333-121515, 333-144044, 333-149803, 333-167066, 333-171523, 333-190680, and 333-196899 on Form S-8 of Foot Locker, Inc. of our report dated June 15,  2017, with respect to the statements of net assets available for benefits of the Foot Locker 401(k) Plan as of December 31, 2016 and 2015, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the Foot Locker 401(k) Plan.

 /s/ KPMG LLP

New York, New York

June 15,  2017